EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator
Hibbett Sports, Inc. 2015 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement (No. 333-204896) on Form S-8 of Hibbett Sports, Inc. of our report dated September 19, 2019, with respect to the statements of net assets available for benefits of the Hibbett Sports, Inc. 2015 Employee Stock Purchase Plan as of June 30, 2019 and 2018, the related statements of changes in net assets available for benefits for the years ended June 30, 2019, 2018 and 2017, and the related notes, which report appears in the June 30, 2019 Annual Report on Form 11-K of the Hibbett Sports, Inc. 2015 Employee Stock Purchase Plan.

Birmingham, Alabama /s/ KPMG LLP
September 19, 2019

END OF EXHIBIT 23.1